Exhibit 99.1

NEWS RELEASE

HECLA REPORTS 4.2 MILLION OUNCES OF SILVER AND

62,965 OUNCES OF GOLD PRODUCTION

Increased estimated 2016 silver production to 15.75 million ounces and estimated gold production to 233,000 ounces

FOR IMMEDIATE RELEASE

July 11, 2016

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced preliminary silver and gold production results¹ for the second quarter of 2016.

SECOND QUARTER 2016 HIGHLIGHTS (compared to Q2 2015)

●	Silver production of 4,241,338 ounces, a 71.2% increase.

●	Gold production of 62,965 ounces, a 40.9% increase.

●	Silver equivalent production of 11,813,131 ounces, a 38.4% increase.[2]

●	Lead production increased 9.1% and zinc production increased 3.5%.

●	Increased silver production estimate for 2016 to 15.75 million ounces, a 5% increase.

●	Increased gold production estimate for 2016 to 233,000 ounces, a 13% increase.

●	Increased silver equivalent production estimate for 2016 to 44 million ounces, a 7% increase.[3]

●	Cash, cash equivalents and short term investments of approximately $157 million at 06/30/16, an increase of about $23 million over 03/31/16.

“Our strategy of accelerating growth has silver and gold production up 71% and 41% over last year just as prices are starting to rise,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “With increased production and higher prices we are generating free cash flow and have more cash than when we started the year. Our increasing production outlook puts Hecla on track for another record setting year of silver production.”

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver equivalent calculation based on the following prices: $14.83 for Ag, $1,181 for Au, $0.79 for Pb, and $0.76 for Zn
(3)	Future expectations of silver equivalent based on the following prices: Au $1,150/oz, Ag $15/oz, Zn $0.75/lb, Pb $0.80/lb.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

Greens Creek

At the Greens Creek mine, 2,117,024 ounces of silver were produced in the second quarter of 2016, a 14.1% increase over the 1,856,125 ounces produced in the prior year period, and 11,528 ounces of gold were produced, 16.2% lower than the 13,753 ounces in the prior year period. Increased silver production resulted from higher grades, as well as slightly higher production. Silver production is now estimated to be 8.3 million ounces and gold production slightly higher at 53,000 ounces for 2016. The mill operated at an average of 2,235 tons per day (tpd) in the second quarter.

Lucky Friday

At the Lucky Friday mine, 857,542 ounces of silver were produced in the second quarter, 39.8% higher than the 613,474 ounces produced in the prior year period. The increase in silver production was due to higher grades in the current period and ventilation repairs made in the prior year period. Estimated silver production remains at 3.1 million ounces for 2016. The mill operated at an average of 745 tpd in the second quarter.

The focus of the #4 Shaft Project, having reached its final depth of 8,600 feet below surface in early May, is on equipping the shaft with steel sets, guides, skip loading facilities and electrical infrastructure, with the goal of the shaft being fully operational in the fourth quarter of this year, and to beginning the lateral development necessary to provide access to higher-grade material.

Casa Berardi

At the Casa Berardi mine, 41,954 ounces of gold were produced in the second quarter, 35.6% higher than the 30,939 ounces produced in the prior year period. The higher gold production was principally the result of higher grades. Gold production is now estimated to be 145,000 ounces for 2016 (surface and underground). The mill operated at an average of 2,398 tpd in the second quarter.

The East Mine Crown Pillar (EMCP) pit excavation has exposed the vein closer to surface than expected; processing of EMCP ore is estimated to begin in the third quarter. The EMCP pit is expected to add 5,000 ounces of gold production in 2016.

San Sebastian

At the San Sebastian mine, 1,258,104 ounces of silver and 9,483 ounces of gold were produced in the second quarter. Production of both silver and gold was strong in the second quarter due to the prevalence of high-grade material from the East Francine Pit. Silver production is now estimated to be 4.35 million ounces, and gold production to be 35,000 ounces for 2016. The mill operated at an average of 411 tpd in the second quarter.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2

PRODUCTION SUMMARY

Second Quarter Ended

	June 30, 2016	June 30, 2015
PRODUCTION			Increase/(Decrease)
Silver	4,241,338 oz.	2,477,150 oz.	71.2%
Gold	62,965 oz.	44,692 oz.	40.9%
Lead	10,391 tons	9,525 tons	9.1%
Zinc	18,132 tons	17,515 tons	3.5%
Greens Creek (Silver)	2,117,024 oz.	1,856,125 oz.	14.1%
Greens Creek (Gold)	11,528 oz.	13,753 oz.	(16.2%)
Lucky Friday	857,542 silver oz.	613,474 silver oz.	39.8%
Casa Berardi	41,954 gold oz.	30,939 gold oz.	35.6%
San Sebastian (Silver)	1,258,104 oz.[1]	--	--
San Sebastian (Gold)	9,483 oz. [1]	--	--

(1) San Sebastian produced its first doré on December 22, 2015.

Hecla expects to report second quarter 2016 financial results on August 4, 2016.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Preliminary Results

All measures of the Company's second quarter 2016 operating results contained in this news release, including inventory, are preliminary and reflect the Company’s expected second quarter 2016 results as of the date of this news release. Actual reported second quarter results are subject to management's final review as well as review by the Company's independent registered public accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	3

Cautionary Statements Regarding Forward Looking Statements including Outlook

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of silver production for the second quarter of 2016 on a consolidated basis and at each of the Greens Creek, Lucky Friday and San Sebastian mines, second quarter 2016 gold production at Casa Berardi, as well as cash position and expectations for 2016 silver and gold production. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's Form 10K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	4